Exhibit 10.1

Michael Bailey

181 Nubble Road

York, Maine 03909

Dear Michael:

It is with great pleasure that we extend this offer of the position as President and Chief Executive Officer of AVEO Pharmaceuticals, Inc. (the “Company”). The following sets forth the proposed terms and conditions of your continued employment in the new position as President and Chief Executive Officer.

1. Position. Your position will be President and Chief Executive Officer, reporting to the Board of Directors of the Company (the “Board”). If you accept this offer, you will commence the position of Chief Executive Officer effective January 6, 2015. In addition, you will be elected a member of the Board effective upon your commencement of the position of Chief Executive Officer.

2. Compensation and Benefits. Effective as of your start date as Chief Executive Officer, your annual base salary shall be $425,000, paid semi-monthly in accordance with the Company’s regular payroll practices and subject to applicable tax and other withholdings. You will also be eligible to receive an annual bonus of up to 50% of your base salary, based on achievement of performance goals, as determined at the discretion of the Board. You will continue to be eligible to participate in the Company’s benefits programs on the same basis as other, similar executives, subject to and in accordance with the terms of such plans.

3. Grant of Options. In connection with your commencement of the President and Chief Executive Officer position the Board has granted to you a stock option with respect to 900,000 shares of the Company’s common stock, granted under the Company’s stock incentive plan and subject to the terms and conditions set forth in the plan and the applicable form of option agreement. The option will become exercisable in equal monthly installments over a period of four years commencing on January 6, 2015 and have an exercise price equal to the fair market value of the Company’s stock on the date of grant of such option. The option will be an incentive stock option, as defined under the Internal Revenue Code, to the maximum extent permitted by law.

4. Housing Assistance. Beginning with the commencement of your position as President and Chief Executive Officer, the Company will pay you $5,000 per month, which amount is intended to be used by you for expenses incurred to commute to and live in the Boston area and which amount will be subject to applicable taxes and withholdings.

5. Existing Agreements. The Severance and Change in Control Agreement, dated as of September 13, 2010 between you and the Company, as amended by that Retention Bonus Award and Severance Agreement letter dated February 3, 2014 (together, the “Severance Agreement”) shall remain in full force and effect and is hereby affirmed, ratified and continued without amendment except as specifically set forth herein. In addition, that existing Non-Competition,

Assignment of Inventions and Confidentiality Agreement dated as of September 20, 2010 (the “Confidentiality Agreement”) shall remain in full force and effect and is hereby affirmed, ratified and continued. Nothing herein shall alter your status as an employee at-will, and both you and the Company remain free to end the employment relationship for any reason, at any time. This letter, together with the Severance Agreement and the Confidentiality Agreement, constitute the terms and conditions of your employment with the Company.

We appreciate all of your efforts on behalf of the Company and look forward to your enhanced role in the success of the Company.

AVEO Pharmaceuticals, Inc.

Accepted and Agreed By:

/s/ Tuan Ha-Ngoc
Tuan Ha-Ngoc
Chairman of the Board of Directors

/s/ Michael Bailey
Michael Bailey President and Chief Executive Officer